Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM	TELECOPIER NUMBER (202) 337-5502 PHONE NUMBER (202) 295-4500

March 23, 2026

Richmond Mutual Bancorporation, Inc.

31 North 9th Street

Richmond, IN 47374

Ladies and Gentlemen:

We have acted as special counsel to Richmond Mutual Bancorporation, Inc. a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to 6,269,855 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of November 11, 2025 (the “Merger Agreement”), by and between the Company and The Farmers Bancorp, Frankfort, Indiana, an Indiana corporation (“TFBFI”), which provides for the merger of TFBFI with and into the Company (the “Merger”), pursuant to terms of the Merger Agreement.

In connection with the rendering of the opinion set forth below, we have examined, originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation and bylaws of the Company as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by the Company's Board of Directors authorizing the execution and delivery of the Merger Agreement and the issuance of the shares of Common Stock pursuant thereto; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, TFBFI or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and TFBFI set forth in the Merger Agreement. We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement shall have become, and shall remain, effective under the Securities Act; (ii) the shareholders of the Company, by the affirmative vote of not less than the holders of a majority of the outstanding shares of Common Stock entitled to vote shall have approved the Merger and the issuance of shares of Common Stock to the shareholders of TFBFI pursuant to the Merger Agreement; (iii) the shareholders of TFBFI, by the affirmative vote of the holders of not less than a majority of the outstanding shares of TFBFI’s common stock shall have approved the Merger Agreement; (iv) articles of merger with respect to the Merger shall have been duly filed with and accepted for filing by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law (“MGCL”); and (v) the number of shares of Common Stock issued pursuant to the Merger Agreement shall not exceed the number of shares of Common Stock authorized but unissued under the Company’s articles of incorporation at the time of issuance.

Richmond Mutual Bancorporation, Inc.

March 23, 2026

Our opinion is limited to applicable provisions of the MGCL.  We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by the Company in accordance with the Merger Agreement, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the proxy statement/prospectus included therein.  In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Silver, Freedman, Taff & Tiernan LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP